Exhibit 3.1

CERTIFICATE OF FORMATION

OF

EIGHTCO HOLDINGS INC.,

a Texas Corporation

Eightco Holdings Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

A. Eightco Holdings Inc. (formerly known as Eightco Holdings Inc.), a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 101 Larry Holmes Drive, Suite 313, Easton, PA 18042, was originally incorporated on March 9, 2022.

B. The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Eightco Holdings Inc.” on January 30, 2026, pursuant to a plan of conversion, under which the Delaware Corporation converted to the Corporation.

ARTICLE I

Name

The name of the Corporation is Eightco Holdings Inc.

ARTICLE II

Registered Office and Agent

The address of the Corporation’s registered office in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, TX 75201. The name of its registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 101 Larry Holmes Drive. Suite 313, Easton, PA 18042.

ARTICLE III

Purpose

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code (the “TBOC”).

ARTICLE IV

Authorized Capital Stock

4.1 Authorized Shares. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 10,010,000,000, consisting of 10,000,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Article IV.

4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Formation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation or pursuant to the TBOC.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) No holder of shares of Common Stock of the Corporation shall have any preemptive or preferential right of subscription to any shares of the Corporation of any class, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation, whether now or hereafter authorized, issued, sold, or offered for sale by the Corporation. Preemptive rights are expressly denied with respect to the Common Stock pursuant to Section 21.203 of the Texas Business Organizations Code (as amended from time to time).

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

4.4 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certificate of designations filed pursuant to the TBOC the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) Holders of Preferred Stock shall not have preemptive rights, except to the extent (if any) such rights are expressly provided in the resolution or resolutions of the Board of Directors establishing the series of Preferred Stock pursuant to the authority granted in this Certificate of Formation.

(c) The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Board of Directors

5.0 Initial Board. The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

Names	Address
Daniel Ives	101 Larry Holmes Drive, Suite 313, Easton, PA 18042, United States
Kevin O’Donnell	101 Larry Holmes Drive, Suite 313, Easton, PA 18042, United States
Frank Jennings	101 Larry Holmes Drive, Suite 313, Easton, PA 18042, United States
Louis Foreman	101 Larry Holmes Drive, Suite 313, Easton, PA 18042, United States
Nicola Caiano	101 Larry Holmes Drive, Suite 313, Easton, PA 18042, United States

5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2 Number of Directors; Election; Term.

(a) The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by the manner provided in the Bylaws.

(b) The Board of Directors shall be classified and the directors serving thereon shall be divided into three classes, designated Class I, Class II and Class III. Each class of directors serving on the Board of Directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The initial term of the Class I directors shall terminate on the date of the 2026 Annual Meeting; the initial term of the Class II directors shall terminate on the date of the 2027 Annual Meeting; and the initial term of the Class III directors shall terminate on the date of the 2028 Annual Meeting. After the initial term of the Class I, Class II and Class III directors has expired, at each Annual Meeting thereafter, all directors of such class shall be elected for a three-year term.

(c) The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 5.4 of this ARTICLE V, and each director elected shall hold office for the term for which he is elected and until his successor is elected and qualified or until his or her earlier death, resignation, or removal.

5.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the shareholders of the Corporation only for cause.

5.4 Vacancies and Newly Created Directorships. Except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) a sole remaining director, in each case to the extent permitted by the TBOC. A person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

Bylaws

The Bylaws may be adopted, amended or repealed by shareholders in the manner now or hereafter prescribed by this Certificate of Formation, the Bylaws or the TBOC. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Shareholder Action

7.1 Action by Written Consent of Shareholders. Any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, any action required or permitted to be taken by the shareholders of the Corporation by written consent, and not at a duly called annual or special meeting of shareholders of the Corporation, may only be taken if such written consent is signed by all holders of shares entitled to vote on such action. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

7.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, (to the extent required by the TBOC) the president, or by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

7.3 Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

Limitation of Personal Liability and Indemnification

8.1 Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 8.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8.2 Indemnification. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

ARTICLE IX

Amendment of Certificate of Formation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX.

ARTICLE X

Books and Records; Principal Office

The principal office of the Corporation may be located within or outside the State of Texas, as determined from time to time by the Board of Directors or as provided in the Bylaws of the Corporation. Except as otherwise expressly required by the Texas Business Organizations Code, the books, records, accounts, and minutes of the Corporation may be kept at such place or places, within or outside the State of Texas, as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. The Corporation shall maintain at its registered office in the State of Texas those records required to be maintained thereunder by Section 3.151 of the Texas Business Organizations Code.

[Signature page follows]

IN WITNESS WHEREOF, Eightco Holdings Inc. has caused this Certificate of Formation to be signed by a duly authorized officer of the Corporation on this 30 day of January, 2026.

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell
Title:	Chief Executive Officer